UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2007, BioMarin Pharmaceutical Inc. (the “Company”) completed its previously announced offering of $282,500,000 aggregate principal amount of the Company’s 1.875% Senior Subordinated Convertible Notes due 2017 (the “Notes”). The Company also completed the sale of an additional $42,375,000 aggregate principal amount of the Notes pursuant to a 13-day option granted to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to cover over-allotments, which was exercised.

The Company entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch on April 17, 2007, a copy of which is attached hereto as Exhibit 1.1. Subject to the terms and conditions of the Purchase Agreement, Merrill Lynch agreed to act as the Company’s underwriter in connection with its public offering of the Notes. Subject to the terms and conditions of the Purchase Agreement, the Company agreed to sell to Merrill Lynch, and Merrill Lynch agreed to purchase from the Company, $324,875,000 aggregate principal amount of the Notes, less an underwriting discount totaling $8,121,875, resulting in net proceeds to the Company, before expenses, of $316,753,125, in each case, giving effect to the exercise of the overallotment option. Pursuant to the terms of the Purchase Agreement, the Company has agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”), or to contribute to payments Merrill Lynch may be required to make in respect of these liabilities. Subject to certain exceptions, the Company and certain of its directors and officers have also agreed not to sell or transfer any of the Company’s common stock, par value $0.001 per share (the “Common Stock”) held by them for 90 days after April 17, 2007 (or for up to an additional 18-day period upon the occurrence of certain events as described in the Purchase Agreement) without first obtaining the written consent of Merrill Lynch. Merrill Lynch’s obligations to purchase the Notes was subject to the satisfaction of certain customary closing conditions, including receipt of legal opinions and approval of legal matters by its counsel.

The Notes are governed by the terms of a second supplemental indenture (the “Supplemental Indenture”) between the Company and Wilmington Trust Company (the “Trustee”) entered into on April 23, 2007, which serves as a supplement to the base indenture between the Company and the Trustee dated March 29, 2006. Copies of the Supplemental Indenture and the form of the Notes are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively.

The Notes bear interest at the rate of 1.875% per year on the principal amount of the Notes, payable in cash semi-annually in arrears on April 23 and October 23 of each year, beginning October 23, 2007. The Notes are unsecured senior subordinated obligations of the Company and are subordinate in right of payment to the Company’s existing and future senior debt, equal in right of payment with the Company’s existing and future senior subordinated debt, and senior in right of payment to the Company’s existing and future subordinated debt. In addition, the Notes will effectively rank junior in right of payment to all of the debt and all other liabilities of the Company’s subsidiaries.

The maturity date of the Notes is April 23, 2017. Holders may convert, at any time before two days prior to maturity, any outstanding Notes into shares of the Common Stock, at an initial conversion rate of 49.1171 per $1,000 principal amount of Notes, which represents a conversion price of approximately $20.36 per share, subject to adjustment under certain circumstances. Except in certain circumstances, if the Company undergoes a fundamental change: (1) the Company will pay a make-whole premium on the Notes converted in connection with a fundamental change by increasing the conversion rate on such Notes, which amount, if any, will be based on the Common Stock price and the effective date of the fundamental change, and (2) each holder of the Notes will have the option to require the Company to repurchase all or any portion equal to $1,000 or a whole multiple of $1,000 of such holder’s Notes at a repurchase price of 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any.

The Notes were sold under the Act pursuant to a registration statement on Form S-3 (File No. 333-132566), filed with the Securities and Exchange Commission on March 20, 2006 pursuant to Rule 462(e) under the Act and preliminary prospectuses and a final prospectus filed under Rule 424(b)(5) under the Act.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the related agreements, which are included as exhibits hereto and are incorporated herein by reference.

Item	9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

Exhibit 1.1	Purchase Agreement, dated April 17, 2007, by and between BioMarin Pharmaceutical Inc. and Merrill Lynch.

Exhibit 4.1	Second Supplemental Indenture, dated April 23, 2007, between BioMarin Pharmaceutical Inc. and the Trustee.

Exhibit 4.2	Form of 1.875% Senior Subordinated Convertible Notes due 2017.

Exhibit 5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

Exhibit 23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (included in its opinion filed as Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation (Registrant)

Date: April 23, 2007	By:	/s/ G. Eric Davis
G. Eric Davis,
Vice President, General Counsel

EXHIBIT INDEX

Exhibit 1.1	Purchase Agreement, dated April 17, 2007, by and between BioMarin Pharmaceutical Inc. and Merrill Lynch.

Exhibit 4.1	Supplemental Indenture, dated April 23, 2007, between BioMarin Pharmaceutical Inc. and the Trustee.

Exhibit 4.2	Form of 1.875% Senior Subordinated Convertible Notes due 2017.

Exhibit 5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

Exhibit 23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (included in its opinion filed as Exhibit 5.1 hereto).